EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of El Capitan Precious Minerals, Inc. in the Post-Effective Amendment No.1 to Form S-3 on Form SB-2/A of our report dated December 14, 2006, with respect to our audits of the consolidated financial statements of El Capitan Precious Minerals, Inc. as of September 30, 2006 and each of the two years in the period then ended, and for the period from July 26, 2002 (inception of exploration stage) to September 30, 2006. We also consent to the use of our name as it appears under the caption “Experts” in such Registration Statements.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.

Scottsdale, Arizona
January 22, 2007